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                                                                   Exhibit 99.16

                         1998 OREGON REVISED STATUTES
                    TITLE 7. CORPORATIONS AND PARTNERSHIPS
                       CHAPTER 60. PRIVATE CORPORATIONS
                                 INCORPORATION



60.047. Articles of incorporation.

 (1) The articles of incorporation shall set forth:

 (a) A corporate name for the corporation that satisfies the requirements of ORS 60.094;

 (b) The number of shares the corporation is authorized to issue;

 (c) The address, including street and number, and mailing address, if different, of the corporation's initial registered office and the name of its initial registered agent at that office;

 (d) The name and address of each incorporator; and

 (e) A mailing address to which notices, as required by this chapter, may be mailed until an address has been designated by the corporation in its annual report.

 (2) The articles of incorporation may set forth:

 (a) The names of the initial directors;

 (b) The addresses of the initial directors;

 (c) Provisions regarding:

 (A) The purpose or purposes for which the corporation is organized;

 (B) Managing the business and regulating the affairs of the corporation;

 (C) Defining, limiting and regulating the powers of the corporation, its board of directors and shareholders; and

 (D) A par value for authorized shares or classes of shares;

 (d) A provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective and such provision shall not eliminate or limit the liability of a director for:

 (A) Any breach of the director's duty of loyalty to the corporation or its shareholders;

 (B) Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 (C) Any unlawful distribution under ORS 60.367; or

 (D) Any transaction from which the director derived an improper personal benefit; and

 (e) Any provision that under this chapter is required or permitted to be set forth in the bylaws.

 (3) The articles of incorporation need not set forth any of the corporate powers enumerated in this chapter.



                         1998 OREGON REVISED STATUTES
                    TITLE 7. CORPORATIONS AND PARTNERSHIPS
                       CHAPTER 60. PRIVATE CORPORATIONS
                            DIRECTORS AND OFFICERS
                            (STANDARDS OF CONDUCT)


60.367. Liability for unlawful distributions.

 (1) Unless the director complies with the applicable standards of conduct described in ORS 60.357, a director who votes for or assents to a distribution made in violation of this chapter or the articles of incorporation is personally liable to the corporation for the amount of the distribution that exceeds what could have been distributed without violating this chapter or the articles of incorporation.

 (2) A director held liable for an unlawful distribution under subsection (1)
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of this section is entitled to contribution:

 (a) From every other director who voted for or assented to the distribution without complying with the applicable standards of conduct described in ORS 60.357; and

 (b) From each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of this chapter or the articles of incorporation.



                         1998 OREGON REVISED STATUTES
                    TITLE 7. CORPORATIONS AND PARTNERSHIPS
                       CHAPTER 60. PRIVATE CORPORATIONS
                            DIRECTORS AND OFFICERS
                               (INDEMNIFICATION)


60.387. Definitions for 60.387 to 60.414.

 As used in ORS 60.387 to 60.414:

 (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

 (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on or otherwise involve services by the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

 (3) "Expenses" include counsel fees.

 (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan or reasonable expenses incurred with respect to a proceeding.

 (5) "Officer" means an individual who is or was an officer of a corporation or an individual who, while an officer of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. An officer is considered to be serving an employee benefit plan at the corporation's request if the officer's duties to the corporation also impose duties on or include services by the officer to the employee benefit plan or to participants in or beneficiaries of the plan. "Officer" includes, unless the context requires otherwise, the estate or personal representative of an officer.

 (6) "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

 (7) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

60.391. Authority to indemnify directors.

 (1) Except as provided in subsection (4) of this section, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

 (a) The conduct of the individual was in good faith;

 (b) The individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests; and

 (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

 (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the
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requirement of subsection (1)(b) of this section.

 (3) The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

 (4) A corporation may not indemnify a director under this section:

 (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

 (b) In connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

 (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.


60.394. Mandatory indemnification.

 Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.


60.397. Advance for expenses.

 (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

 (a) The director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in ORS 60.391; and

 (b) The director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

 (2) The undertaking required by subsection (1)(b) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

 (3) Any authorization of payments under this section may be made by provision in the articles of incorporation, or bylaws, by a resolution of the shareholders or board of directors or by contract.


60.401. Court-ordered indemnification.

 Unless the corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

 (1) The director is entitled to mandatory indemnification under ORS 60.394, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

 (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in ORS 60.391 or was adjudged liable as described in ORS 60.391 (4), whether the liability is based on a judgment, settlement or proposed settlement or otherwise.


60.404. Determination and authorization of indemnification.

 (1) A corporation may not indemnify a director under ORS 60.391 unless authorized in the specific case after a determination has been made that
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indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in ORS 60.391.

 (2) A determination that indemnification of a director is permissible shall be made:

 (a) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

 (b) If a quorum cannot be obtained under paragraph (a) of this subsection, by a majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding. However, directors who are parties to the proceeding may participate in designation of the committee;

 (c) By special legal counsel selected by the board of directors or its committee in the manner prescribed in paragraph (a) or (b) of this subsection or, if a quorum of the board of directors cannot be obtained under paragraph
(a) of this subsection and a committee cannot be designated under paragraph (b) of this subsection, the special legal counsel shall be selected by majority vote of the full board of directors, including directors who are parties to the proceeding; or

 (d) By the shareholders.

 (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(2)(c) of this section to select counsel.


60.407. Indemnification of officers, employees and agents.

 Unless a corporation's articles of incorporation provide otherwise:

 (1) An officer of the corporation is entitled to mandatory indemnification under ORS 60.394, and is entitled to apply for court-ordered indemnification under ORS 60.401, in each case to the same extent as a director under ORS
60.394 and 60.401.

 (2) The corporation may indemnify and advance expenses under ORS 60.387 to 60.411 to an officer, employee or agent of the corporation to the same extent as to a director.


60.411. Insurance.

 A corporation may purchase and maintain insurance on behalf of an individual against liability asserted against or incurred by the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The corporation may purchase and maintain the insurance even if the corporation has no power to indemnify the individual against the same liability under ORS
60.391 or 60.394.


60.414. Application of ORS 60.387 to 60.411.

 (1) The indemnification and provisions for advancement of expenses provided by ORS 60.387 to 60.411 shall not be deemed exclusive of any other rights to which directors, officers, employees or agents may be entitled under the corporation's articles of incorporation or bylaws, any agreement, general or specific action of its board of directors, vote of shareholders or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Specifically and not by way of limitation, a corporation shall have the power to make or agree to make any further indemnification, including advancement of expenses, of:

 (a) Any director as authorized by the articles of incorporation, any bylaws approved, adopted or ratified by the shareholders or any resolution or
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agreement approved, adopted or ratified, before or after such indemnification or agreement is made, by the shareholders, provided that no such indemnification shall indemnify any director from or on account of acts or omissions for which liability could not be eliminated under ORS 60.047
(2)(d); and

 (b) Any officer, employee or agent who is not a director as authorized by its articles of incorporation or bylaws, general or specific action of its board of directors or agreement. Unless the articles of incorporation, or any such bylaws, agreement or resolution provide otherwise, any determination as to any further indemnity under this paragraph shall be made in accordance with ORS 60.404.

 (2) If articles of incorporation limit indemnification or advance of expenses, any indemnification and advance of expenses are valid only to the extent consistent with the articles of incorporation.

 (3) ORS 60.387 to 60.411 does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to a proceeding.